                                                                    EXHIBIT 10.2

                                 MASTER CONTRACT

                               by and between the

                              Rhode Island Lottery

                                       and

                                GTECH Corporation

                               Dated May 12, 2003

                                TABLE OF CONTENTS

Section                                                                              Page
-------                                                                              ----
1.       Definitions and Contract Document Order of Preference..................       4
2.       Effective Date and Term................................................       7
3.       Construction of and Relocation to a New Corporate Headquarters.........       8
4.       Expansion of Manufacturing Facility....................................      10
5.       Intentionally Deleted..................................................      10
6.       Investment and Employment within the State.............................      10
7.       Acquisition and Implementation of Intangible Asset.....................      11
8.       On-Line Lottery Products and Services to be Provided by GTECH..........      12
9.       Replacement of the VLCC System.........................................      14
10.      Video Lottery Terminals and Other Gaming Machines......................      14
11.      Amendments to the On-Line Lottery Agreement............................      17
12.      Amendments to the Video Lottery Agreement..............................      20
13.      Amendments to the VLT Agreement........................................      22
14.      Use of Lottery System Infrastructure; Other State Services.............      24
15.      Breach by the RIL; Termination.........................................      25
16.      Breach by GTECH; Termination...........................................      26
17.      Effect of Termination..................................................      27
18.      Property Rights........................................................      27
19.      Confidentiality........................................................      28
20.      General................................................................      29

                                 MASTER CONTRACT

         This Master Contract (this "Agreement") is made as of May 12, 2003, by and between the Rhode Island Lottery (the "RIL"), an agency of the State of Rhode Island, with its principal address at 1425 Pontiac Avenue, Cranston, Rhode Island 02920, and GTECH Corporation ("GTECH"), a Delaware corporation with its corporate headquarters at 55 Technology Way, West Greenwich, Rhode Island 02817. Among other things, this Agreement amends the "Video Lottery Agreement," the "On-Line Lottery Agreement" and the "VLT Agreement," as those terms are defined below.

                                   WITNESSETH

         WHEREAS, the RIL is established to conduct a lottery in the State of Rhode Island for the benefit of the State and its residents;

         WHEREAS, GTECH is a world leading provider of lottery-related goods and services, serving over one-half the state lotteries in the United States and lotteries in six continents;

         WHEREAS, GTECH currently maintains its corporate headquarters and its primary manufacturing facilities in the State, and is one of the State's major employers;

         WHEREAS, GTECH has determined to expand its manufacturing operations in its West Greenwich, Rhode Island facility, and must therefore decide upon a location for a new corporate headquarters;

         WHEREAS, after discussions with the RIL and the State, GTECH has decided not to pursue attractive expressions of interest from lottery authorities in other states and those states, and has determined to keep its corporate headquarters and primary manufacturing facility in Rhode Island, in consideration of the benefits to be realized by GTECH under this Agreement;

         WHEREAS, after discussions with GTECH, the RIL has reached this Agreement with GTECH in consideration of the benefits to be realized by the RIL and the State under this Agreement, among them, an expected increase in lottery revenues, thereby increasing the funds available to the State and its residents, and the retention of jobs in the State by reason of GTECH's keeping its corporate headquarters and primary manufacturing facility in Rhode Island;

         WHEREAS, as more specifically set forth below, in consideration of the RIL's performance of its obligations as set forth in detail hereinbelow, and pursuant to the terms and conditions set forth hereinbelow, GTECH will:

                  A. Cause a new office building of at least 210,000 square feet to be constructed in the capital center district in the City of Providence, relocate its corporate headquarters to that facility, and maintain its corporate headquarters in the City of Providence throughout the Term of this Agreement;

                  B. Expand its manufacturing operations in the Town of West Greenwich, Rhode Island;

                  C. By the end of calendar year 2005, and continuing thereafter during each year of the Term, employ within the State on average during the applicable year at least one thousand (1,000) full time active employees at wage rate levels not less than those defined in Rhode Island General Laws Section 42-64.5-2(7);

                  D. Purchase from the RIL, for Twelve and one-half Million Dollars ($12,500,000), the right: (i) to be the RIL's exclusive provider of information technology hardware, software and related services pertaining to (a) the design, development, implementation and/or operation of Video Lottery Central Communications Systems, (b) the design, development, implementation, operation and/or sales of On-Line Games (expressly excluding instant ticket printing), and (c) the processing of On-Line Game wagers and Video Lottery wagers; and
         (ii) to supply Video Lottery Terminals and other gaming machines, pursuant to Section 10.

                  E.       Provide the following products and services:

                           (i) By January 1, 2007, replacement of the RIL's existing on-line lottery gaming system with a new, state-of-the-art on-line lottery gaming system utilizing GTECH's Enterprise Series central computer system and satellite (or other state-of-the-art technology) based Internet Protocol ("IP") network;

                           (ii) By January 1, 2015, replacement of (a) RIL's then-existing on-line lottery central-system hardware (excluding the central system communications hardware to the extent it can continue to be used without impairing the functionality of the replacement system) with new, state-of-the-art on-line lottery central system hardware, and
                  (b) the then-existing on-line lottery terminals and other on-line lottery sales devices (to the extent their failure rates are more than thirty percent (30%) higher than their failure rates were with respect to the first full Agreement Year after their installation) with new, state-of-the-art on-line lottery terminals and other on-line lottery sales devices;

                           (iii) By January 1, 2010, replacement of the RIL's existing video lottery central communications system;

                           (iv) Within six months of the Effective Date, replacement of at least one-half of the eight hundred sixty
                  (860) Video Lottery Terminals previously provided by GTECH to the RIL (and installed at the Newport jai alai fronton and at the Lincoln racing track) with new Video Lottery Terminals, and replacement of the remainder of such eight hundred sixty
                  (860) Video Lottery Terminals within one year of the Effective Date. In each case, the existing Video Lottery Terminals shall be replaced with Video Lottery Terminals provided by GTECH from a new source obtained by GTECH through acquisition, contract or otherwise;

                           (v) By January 1, 2005, and again by January 1, 2015, replacement of one hundred twenty-five (125) of the RIL's existing instant ticket vending machines, with new, on-line enabled devices, including full services route operation;

                           (vi)     Subject to RIL approval in a manner
                  consistent with current RIL policies and procedures, after or in connection with the system replacement described in (i) above, providing an unlimited number of licenses to GTECH's "Lottery Inside(TM)" product and the necessary related printers, to accommodate distribution and expansion of the RIL's lottery products, including expansion into various retail locations not presently selling RIL lottery products;

                           (vii)    Subject to RIL approval in a manner
                  consistent with current RIL policies and procedures, products, licenses and services necessary to Deploy within twelve (12) months after the Effective Date hereof, up to twenty-five (25) GTECH EIL machines, and, pursuant to the parties' discussions and agreement to occur within six (6) months after any such Deployment (and again subject to RIL approval in a manner consistent with current RIL policies and procedures), the Deployment of an agreed number of additional EIL machines, if any, throughout the State;

                           (viii)   Subject to RIL approval in a manner
                  consistent with current RIL policies and procedures, products, licenses and services necessary to implement GTECH's "E-scratch(TM)" game and other agreed-upon new games, to the extent permissible under applicable law; and

                           (ix) Licenses and services necessary to maintain an optimal mix of monitor games on the RIL's Keno Terminals, including presentation of a new monitor game for possible implementation every twenty-four months after the Effective Date;

         WHEREAS, as part of this Agreement, the RIL will permit GTECH to use, and assist and cooperate with GTECH in its use of the RIL's on-line lottery system infrastructure - i.e., the communications network, the retailer points of sale and terminals located therein and the on-line lottery central system - for the processing of commercial services transactions such as telephone airtime cards and mobile telephone airtime replenishments, such use to be pursuant to mutually agreed upon terms and conditions as described more fully herein;

         WHEREAS, GTECH has been the RIL's primary provider of on-line lottery goods and services since the lottery's inception, and currently provides on-line lottery and video lottery goods and services under the following agreements:

                  A. Video Lottery Central Computer System Agreement between GTECH and the RIL dated as of December 20, 2001 (the "Video Lottery Agreement");

                  B. Video Lottery Terminal Technology Provider License Agreement between GTECH and the RIL dated as of September 28, 2000 (the ""VLT Agreement"); and

                  C. The On-Line Gaming Agreement between GTECH and the RIL dated January 29, 1997 as amended by a First Amendment dated March 16, 1998, a Second

         Amendment dated July 19, 1999, a Third Amendment dated January 29, 1997, and a Fourth Amendment dated May 14, 2001 (as so amended, the "On-Line Lottery Agreement"); and

         WHEREAS, GTECH and the RIL have agreed to amend the Video Lottery Agreement, the VLT Agreement and the On-Line Lottery Agreement so as to conform them to the overall agreement they have reached.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein below, the parties hereby agree as follows.

1.   DEFINITIONS AND CONTRACT DOCUMENT ORDER OF PREFERENCE

         1.1. Definitions. The capitalized terms set forth below have the corresponding meanings when used in this Agreement. Other capitalized terms are defined in this Agreement when they are first used.

"Agreement Year" means any twelve-month period beginning on (and including) the Effective Date (or an annual anniversary of the Effective Date) and ending on (and including) the date that is the day prior to the next annual anniversary of the Effective Date.

"Business Day" means a day on which banks in Providence, Rhode Island are open to the general public for regular business, provided such day is not a Saturday or Sunday.

"Deploy" means to install and make operational and available for public use, and "Deployed" means installed and made operational and available for public use.

"Derivative Work" means a work of Intellectual Property based upon one or more preexisting works of Intellectual Property, such as a translation, modification, condensation or enhancement, or any other form in which a preexisting work of Intellectual Property may be recast, transformed, or adapted. In addition, a work consisting of revisions, elaborations or other modifications which, as a whole, represent an original work of Intellectual Property, is a "Derivative Work."

"Documentation" means the user's manual, technical data, diagrams, training materials and other printed instructions pertaining to Software provided by GTECH to the RIL, in the standard form used by GTECH in its business, and any amendments, modifications, corrections and/or updates thereto provided by GTECH to the RIL from time to time.

"Effective Date" has the meaning set forth in Section 2.2, below.

"Efficiency Rating" means, in relation to a supplier of Video Lottery Terminals, during the Evaluation Period, such supplier's Net Terminal Income percentage in relation to its percentage of the total number of Video Lottery Terminals Deployed. A supplier's Efficiency Rating is calculated by determining the percent that the Net Terminal Income generated by the Deployed Video Lottery Terminals provided by such supplier during the Evaluation Period makes up of the total Net Terminal Income generated by all Deployed Video Lottery Terminals during the

Evaluation Period, and dividing such percent by the percent that the number of Deployed Video Lottery Terminals provided by such supplier during the Evaluation Period makes up of the total number of Deployed Video Lottery Terminals during such Evaluation Period. For example, if, with respect to an Evaluation Period, Net Terminal Income generated by Video Lottery Terminals provided by a certain supplier was $1,769,645, Net Terminal Income generated by all Video Lottery Terminals was $4,819,234, the number of Deployed Video Lottery Terminals provided by such supplier was 858 and the total number of Deployed Video Lottery Terminals was 2,213, then the supplier's "Efficiency Rating" would be 94.71%, as follows:

         ($1,769,645/$4,819,234) / (858/2,213) = 94.71%

"EIL" means GTECH's Electronic Instant Lottery product as currently deployed by GTECH (i.e., as of the Effective Date of this Agreement).

"Evaluation Period" in regard to calculating an Efficiency Rating, means the first thirteen (13) weeks of the calendar year.

"GTECH" means GTECH Corporation.

"GTECH Business Affiliate" shall mean any corporation, trust, partnership, joint venture or any other form of business entity that (acting jointly with GTECH or at the direction of GTECH) owns, leases or finances Investment Requirement Assets (as defined in Section 6.1) which are used by GTECH in GTECH's business operations in the State.

"Intangible Asset" has the meaning given that term in Section 7.1.

"Intangible Asset Purchase Price" has the meaning given that term in Section
7.2.

"Intellectual Property" of GTECH or the RIL, respectively, means the IPR, "Know-how" and the "Technical Information" of such party.

"IPR" means any intellectual property rights of any nature whatsoever existing in any part of the world whether registered or unregistered including, without limitation, patents, trade marks, service marks, registered designs, applications for any of the foregoing, copyright, rights in designs, inventions, confidential information and know how.

"Keno Terminal" means GTECH's Isys(TM) on-line lottery terminal (as such terminal may be upgraded by GTECH and/or replaced by GTECH from time to time), configured so as to accommodate sales of the RIL's "Keno" lottery game - e.g., configured so as to include a monitor depicting the play of the game.

"Know-how" means the various techniques, skills, data, experience, processes, procedures, and all other knowledge of a secret, proprietary or confidential nature including, without limitation, that relating to lottery technology, and/or to the design, development, implementation, operation and maintenance of lottery systems, and/or to any Derivative Works thereof.

"Licensed Product" means (i) the Software, or any module, component or any part thereof provided by GTECH to the RIL hereunder, and (ii) any Derivative Works thereof provided by GTECH to the RIL or otherwise obtained by the RIL from time to time, and (iii) Documentation related to the foregoing.

"Net Terminal Income" means, in relation to a Video Lottery Terminal, the total of all currency placed into a Video Lottery Terminal less credits redeemed for cash by players.

"Object Code" means computer software programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse assembly, reverse compiling or reverse engineering.

"On-Line Game" means a lottery game offered for sale by the RIL that involves on-line computer processing of the sale transaction, including but not limited to Keno, EIL, "E-scratch(TM)," and lottery games in which players choose their own, or use automatic computerized selection of, numbers, letters or other symbols for the ticket (or other evidence, tangible or intangible) constituting their entry into the game; but specifically excluding Video Lottery Games.

"Software" means software or an item of software, including without limitation Object Code and all printed or magnetically encoded materials, but not including the Source Code related thereto.

"Source Code" means computer software programs written in programming languages which are intelligible to trained programmers and may be used by a compiler to create Object Code, including but not limited to any special tools, such as linkers and libraries that may be used in producing Object Code in executable form.

"State" means the State of Rhode Island.

"Technical Information" means all Software, Documentation and other technical and/or commercial information of a party (whether in human or machine readable form and whether stored electronically and/or otherwise) and any Derivative Works thereof.

"Term" has the meaning set forth in Section 2.5, below.

"Video Lottery Games" has the meaning given the term in Rhode General Laws
Section 42-61.2-1(6).

"Video Lottery Terminal" and "VLT" have the meaning given the term "Video Lottery Terminal" in Rhode General Laws Section 42-61.2-1(7) as may be hereafter amended from time, and shall also include any electronic computerized device used to play Video Lottery Games authorized by the Rhode Island Lottery Commission or other governing body.

         1.2. Contract Document Order of Preference. Any conflict, inconsistency or ambiguity between or among this (i) Agreement, (ii) the Video Lottery Central Computer System Agreement between GTECH and the RIL dated as of December 20, 2001, (iii) the Video Lottery Terminal Technology Provider License Agreement dated as of September 28, 2000, (iv) the On-Line Gaming Agreement between GTECH and the RIL dated January 29, 1997, (v) the First Amendment to the document described in (iv) dated March 16, 1998, (vi) the Second

Amendment to the document described in (iv) dated July 19, 1999, (vii) the Third Amendment to the document described in (iv) dated January 29, 1997, and (viii) the Fourth Amendment to the document described in (iv) dated May 14, 2001, shall be resolved by giving precedence to the document having the most recent effective date.

2.   EFFECTIVE DATE AND TERM

         2.1. Subject to Sections 2.3. and 2.4, this Agreement shall not come into effect unless all of the following are satisfied (or, as to 2.1.B, is waived by GTECH in writing), by 5:00 p.m. (local time in Rhode Island) on June 30, 2003 (the "Satisfaction Date"):

                  A. the Rhode Island State Legislature has passed and the Governor of the State has signed into law, an act having the effect of exempting this Agreement and the subject hereof from the provisions of Rhode Island General Laws Section 37-2(1) and Rhode Island General
         Laws Section 42-61.2-4(3)(2);

                  B. the Rhode Island State Legislature has passed and the Governor of the State has signed into law, an act amending Rhode Island General Laws Section 42-61.2-1(1)(3) by deleting the last sentence of that section;

                  C. this Agreement and the Rhode Island Lottery Director's execution of this Agreement have been approved by the Rhode Island Lottery Commission, which has evidenced such approval by executing this Agreement; and

                  D. this Agreement has been signed by the Director of the Rhode Island Lottery, having obtained the prior approval of the Rhode Island Lottery Commission.

         2.2. The RIL shall notify GTECH telephonically, and in writing by facsimile and regular mail, on the date that all of the conditions in Sections 2.1.A through D have been satisfied (or, as to 2.1.B, waived by GTECH in writing). Upon the giving of such notice, a copy of such notice shall be attached to this Agreement as Exhibit A. Provided all of the conditions in Sections 2.1.A through D have been satisfied (or, as to 2.1.B, waived by GTECH in writing) by the Satisfaction Date, then this Agreement shall come into effect at the start of the RIL's business day on July 1, 2003, and July 1, 2003 shall be the "Effective Date." If, however, any of the conditions in Sections 2.1.A through D has not been satisfied (and, as to 2.1.B, also has not been waived by GTECH in writing) by June 30, 2003, but such date for satisfaction (or waiver) of the conditions in Section 2.1.A through D has been extended by GTECH pursuant to Section 2.3

-----------------------
(1) Rhode Island State Purchases Act, R.I. Gen. Laws Section 37-2-7(16) (application of the State Purchases Act - dealing with State procurements of goods and services - to the Rhode Island Lottery Commission).

(2) Rhode Island Video Lottery Terminal Act, R.I. Gen. Laws Section 42-61.2-4(3) (application of the State Purchases Act - dealing with State procurements of goods and services - to the Video Lottery Terminal Act).

(3) R.I. Gen. Laws Section 42-61.2-1(1) (The last sentence of the definition of "Central communication system" limits the number of Video Lottery Terminals that may be provided by the provider of the video lottery central communications system to a maximum of fifty percent (50%) of the total number of Video Lottery Terminals.

below, then the date that the RIL notifies GTECH (as set forth in this Section above) that all of the conditions in Sections 2.1A through D have been satisfied (or, as to Section 2.1.B, waived by GTECH in writing) shall be the "Effective Date."

         2.3. Notwithstanding the provisions of Section 2.1 and 2.2, GTECH shall be entitled, by giving written notice to the RIL, to extend the date of fulfillment of the conditions set forth in Section 2.1 - i.e., GTECH shall be entitled to specify a later Satisfaction Date.

         2.4. If any of the conditions set forth in Section 2.1 is not fulfilled (or, as to 2.1.B, waived by GTECH in writing) by the Satisfaction Date (as such date may be extended), this Agreement shall not come into effect. Neither party shall have any claim against the other as a result of the non-fulfillment of any of the conditions set forth in Section 2.1.

         2.5. The term of the Agreement (the "Term") shall be from the Effective Date through and including the twentieth (20th) annual anniversary of the Effective Date.

3.   CONSTRUCTION OF AND RELOCATION TO A NEW CORPORATE HEADQUARTERS

         3.1. On the terms and subject to the conditions set forth in this
Section 3, (i) GTECH (or a GTECH Business Affiliate) will develop and construct not later than December 31, 2006, a new office building of at least 210,000 square feet to be constructed on Parcel 9 in the capital center district in the City of Providence (the "New Headquarters Building"), (ii) upon completion, GTECH will relocate its corporate headquarters as soon as is reasonably possible to that facility from its present location in West Greenwich, Rhode Island, and
(iii) thereafter, GTECH will maintain its corporate headquarters in the City of Providence throughout the Term of this Agreement.

         3.2. Subject to Sections 3.6 and 3.7, GTECH will file (and/or GTECH will assure that the applicable GTECH Business Affiliates file) applications for all the necessary permits and approvals in connection with the development and construction of the New Headquarters Building, and included among such applications GTECH will file (and/or GTECH will assure that the applicable GTECH Business Affiliates file):

                  A. By October 31, 2003, an application for a Certificate of Approval with respect to the New Headquarters Building with the Providence Capitol City Commission;

                  B. By March 15, 2004, an application for a foundation and pile permit with respect to the New Headquarters Building (provided the Certificate of Approval referred to in Section 3.2.A has been received by such date, and if not, as soon as possible after such Certificate of Approval has been received); and

                  C. By May 15, 2004, an application for a building permit with respect to the New Headquarters Building (provided the foundation and pile permit referred to in Section 3.2.B has been received by such date, and if not, as soon as possible after such foundation and pile permit has been received).

         3.3. After filing the applications referred to in Section 3.2, GTECH will use its best efforts to pursue and obtain (and/or to cause the applicable GTECH Business Affiliates to pursue and obtain) the permits and approvals so applied for as soon as is reasonably possible.

         3.4. GTECH will (and/or GTECH will cause the applicable GTECH Business Affiliates to): (i) begin work on the foundation of the New Headquarters Building within forty-five (45) days of the receipt of the foundation and pile permit referred to in Section 3.2.B; and (ii) begin construction of the New Headquarters Building within forty-five (45) days of the receipt of the building permit referred to in Section 3.2.C.

         3.5. GTECH will (and/or GTECH will cause any involved GTECH Business Affiliate to) use its best efforts to cause the New Headquarters Building to be ready for occupancy, and GTECH will take occupancy, within twenty-four (24) months after all necessary permits and approvals from all applicable authorities have been received, and in any event, by December 31, 2006, subject however, to Sections 3.6 and 3.7.

         3.6. If GTECH agrees, pursuant to Section 2.3, to extend the Satisfaction Date beyond June 30, 2003, then for each day after June 30, 2003 until the Satisfaction Date, GTECH shall have automatically a one-day extension of the dates set forth above in Sections 3.1, 3.2 and 3.5.

         3.7. Conditions Applicable to this Section 3

                  A. If GTECH and the City of Providence do not enter into a mutually agreeable tax stabilization agreement by the end of the day on June 20, 2003, then GTECH shall notify the Governor of the State of such delay (and the reasons therefor) in writing. If GTECH and the City of Providence do not enter into a mutually agreeable tax stabilization agreement by the end of the day on September 18, 2003 (such date being 90 days after June 20, 2003), then, for each day after September 18, 2003 until the day GTECH and the City of Providence enter into a mutually agreeable tax stabilization agreement, GTECH shall have automatically a one-day extension of the dates set forth above in Sections 3.1, 3.2 and 3.5, provided that, in any event, GTECH shall build and occupy its New Corporate Headquarters by September 30, 2007.

                  B. Notwithstanding anything to the contrary contained in this Section 3 (including but not limited to Section 3.6), GTECH shall not allow a delay in building and occupying the New Headquarters Building to extend beyond December 31, 2006, except pursuant to Section 3.7.A and as follows: If any action or inaction on the part of the City of Providence Capitol Center Commission (other than that addressed in Section 3.7.A) or other State or City agency, commission or other body
         (i) responsible for the issuance of permits and/or approvals relating to planning, building and/or occupancy of the New Headquarters Building, and/or (ii) with oversight over the planning, building and/or occupancy of the New Headquarters Building, results in a material delay in the planning, building and/or occupancy of the New Headquarters Building, then GTECH shall notify the Governor of the State of such delay (and the reasons therefor) in writing. In such event, provided that GTECH was not the cause of the action or inaction on the part of the City of Providence Capitol Center Commission or other State or City agency, commission or other body, GTECH shall have automatically an extension beyond December 31, 2006 in which to build and occupy the New Headquarters Building, such extension to be equal to the number of days delay caused by the action or inaction on the part of the City of Providence Capitol Center Commission or other State or City agency, commission or other body, provided that, in any event, GTECH shall build and occupy its New Corporate Headquarters by September 30, 2007.

4.   EXPANSION OF MANUFACTURING FACILITY

GTECH will expand its manufacturing operations in the Town of West Greenwich, Rhode Island, in the facility presently containing GTECH's corporate headquarters.

5.   INTENTIONALLY DELETED

[This Section has been intentionally deleted by the parties.]

6.   INVESTMENT AND EMPLOYMENT WITHIN THE STATE

         6.1. GTECH (or a GTECH Business Affiliate) will invest in the aggregate on or before December 31, 2008, at least $100,000,000 in the State (the "Investment Requirement"), in connection with acquiring interests in land, building development projects and/or improvements to real property or facilities, performing GTECH's obligations under this Agreement, the On-Line Lottery Agreement, the Video Lottery Agreement and the VLT Agreement, and otherwise in connection with GTECH's business operations in Rhode Island ("Investment Requirement Assets").

         6.2. On or before April 1 of each year 2004 through and including 2009, GTECH shall submit to the RIL certifications by GTECH and (if applicable) GTECH's Business Affiliates, setting forth the amount of expenditures made by GTECH and (if applicable) GTECH's Business Affiliates within the scope of
Section 6.1, so as to enable the RIL, after April 1, 2009, to confirm GTECH's compliance with its obligation under Section 6.1.

         6.3. By the end of calendar year 2005, and continuing thereafter during each year of the Term, GTECH will employ within the State on average during the applicable year at least one thousand (1,000) full time active employees at wage rate levels not less than those defined in Rhode Island General Laws
Section 42-64.5-2(7).

         6.4. On or before February 1, 2006, and on or before February 1 of each year thereafter during the Term, GTECH shall submit to the RIL a signed certification certifying that GTECH has complied with its obligation under
Section 6.3 with respect to the immediately preceding calendar year.

7.   ACQUISITION AND IMPLEMENTATION OF INTANGIBLE ASSET

         7.1. The "Intangible Asset" consists of the right and license, for the twenty-year period after the Effective Date:

                  A. to be the RIL's exclusive provider of information technology hardware, software and related services pertaining to (a) the design, development, implementation and/or operation of Video Lottery Central Communications Systems, (b) the design, development, implementation, operation and/or sale of On-Line Games, and (c) the processing of On-Line Game wagers and Video Lottery wagers (such information technology hardware, software and related services, but expressly excluding instant ticket printing, are hereinafter collectively referred to as the "Lottery Products and/or Services"); and

                  B. to have the rights with respect to the supply of Video Lottery Terminals and other gaming machines, pursuant to Section 10.

         7.2. The RIL hereby sells to GTECH, and GTECH hereby purchases, the Intangible Asset for Twelve and one-half Million Dollars ($12,500,000) (the "Intangible Asset Purchase Price"). The RIL shall invoice GTECH for the Intangible Asset Purchase Price at the time it gives GTECH the notice described in Section 2.2, and GTECH shall pay such invoice within two (2) Business Days of the date of GTECH's receipt thereof. Payment shall be made by electronic funds transfer to the bank and RIL bank account of which GTECH is notified by the RIL in writing.

         7.3. The purchase and sale of the Intangible Asset shall be effective as of the Effective Date.

         7.4. The RIL agrees that, during the Term of this Agreement, it shall not, without the prior written consent of GTECH, directly or indirectly, purchase, lease, license or otherwise procure any Lottery Products and/or Services from any entity other than GTECH, unless, subject to the provisions of
Section 10, the RIL first presents to GTECH the opportunity to provide such Lottery Products and/or Services and GTECH declines to exercise its right of first refusal with respect thereto. For the avoidance of doubt, Section 10 shall take precedence over this Section 7.4.

         7.5. Notwithstanding any provision in this Agreement to the contrary, in the event of the occurrence of any one or more of the following circumstances after the Effective Date and prior to the twentieth (20th) annual anniversary of the Effective Date, then no further payments shall be due to the RIL pursuant to
Section 7.2, and, in addition, the RIL (or its successor in interest) shall, immediately upon such occurrence and without need for notice or demand, refund to GTECH that portion of the Intangible Asset Purchase Price equal to the product of (x) the Intangible Asset Purchase Price multiplied by (y) a fraction, the numerator of which is 7,300 minus the number of calendar days in the Term after the Effective Date that passed prior to the date of the occurrence, and the denominator of which is 7,300:

                  A. This Agreement expires or is terminated by either party pursuant to the terms of this Agreement (except only a termination by the RIL pursuant to Section 16.2) prior to the twentieth
         (20th) annual anniversary of the Effective Date;

                  B. This Agreement is suspended, terminated, annulled, rescinded and/or declared void pursuant to any law, rule, executive order, court order or other order, decree, finding or decision of any governmental authority having jurisdiction over the parties and the subject matter of this Agreement;

                  C. The RIL's authority and/or ability to offer On-Line Games and/or Video Lottery Games is terminated, revoked, suspended for two (2) consecutive months (or such longer period as may be agreed to by GTECH) and/or there is a "Significant Decline in Sales." A "Significant Decline in Sales" means the occurrence of either of the following: (i) Total Lottery Sales for any two-month period are less than $41,666,667 (i.e., $250 Million /12 months x 2 months) and also are more than ten percent (10%) less than Total Lottery Sales over the corresponding two-month period one year prior; or (ii) Total Net Terminal Income for any two-month period is less than $75,000,000 (i.e., $450 Million /12 months x 2 months) and also is more than ten percent (10%) less than Total Net Terminal Income over the corresponding two-month period one year prior;

                  D. the authority to offer within and throughout the State Video Lottery Games and/or lottery games that involve on-line computer processing of the sale transaction, is granted to another department, commission, agency or other body of the State, whether or not the RIL retains its authority to offer such lottery games, unless such other department, commission, agency or other body of the State is a successor to the RIL, and maintains an exclusive right to operate On-Line Games and Video Lottery Games for the State, and assumes in writing all of the RIL's obligations hereunder at the time such authority is granted to such other department, commission, agency or other body; and/or

                  E. if any department, commission, agency or other body of the State other than the RIL is given the authority to procure "Other Gaming Machines" (as defined in Section 10.6 below) and, as a result of the competition to Video Lottery Games from the games offered via such Other Gaming Machines, the sum of the Net Terminal Incomes of all Video Lottery Machines Deployed by the RIL over any twelve-month period is (i) ninety percent (90%) or less of the Net Terminal Income of all Video Lottery Machines Deployed by the RIL over the corresponding twelve-month period one year prior, and (ii) less than Four Hundred Fifty Million Dollars ($450,000,000).

8.   ON-LINE LOTTERY PRODUCTS AND SERVICES TO BE PROVIDED BY GTECH

         8.1. By January 1, 2007, GTECH shall replace the on-line lottery gaming system provided by GTECH pursuant to the On-Line Lottery Agreement, with a new, state-of-the-art on-line lottery gaming system utilizing GTECH's Enterprise Series central computer system and satellite (or other state-of-the-art technology) based IP network. Such replacement will include replacement of the following provided to RIL pursuant to the On-Line Lottery Agreement: (i) the central system hardware (excluding the central system communications hardware to the extent it can continue to be used without impairing the functionality of the replacement system), (ii) the central system operating system software, (iii) the central system application software, (iv) the communications software (excluding central system communications software that can continue to be used without impairing the functionality of the replacement system), (v) the lottery terminals and other sales devices. Thereafter, and by January 1, 2015, GTECH shall replace (a) the then-existing on-line lottery central-system hardware (excluding the on-line central system communications hardware to the extent it can continue to be used without impairing the functionality of the replacement system), with new, state-of-the-art on-line lottery central system hardware, and
(b) the then-existing on-line lottery terminals and other on-line lottery sales devices (to the extent their failure rates are more than thirty percent (30%) higher than their failure rates were with respect to the first full Agreement Year after their installation) with new, state-of-the-art on-line lottery terminals and other on-line lottery sales devices. The RIL shall take all actions as are necessary on the part of the RIL to enable GTECH to fulfill its obligations hereunder.

         8.2. Subject to GTECH's acquisition of Interlott Technologies, Inc. ("Interlott") closing by August 31, 2003, GTECH shall: (i) enter into an amendment with the RIL (a) extending the term of the RIL's existing contract with Interlott (as such may have been amended) through December 31, 2004, (b) removing the RIL's obligation to pay lease payments to Interlott thereunder, (c) removing Interlott's obligations (if any) to pay the RIL liquidated damages, penalties, fees, and/or indirect, special, consequential and/or punitive damages thereunder (whether with respect to events before or after the Effective Date hereof), and (d) make such other amendments as are mutually agreed by the parties; and (ii) replace by January 1, 2005, and again by January 1, 2015, one hundred twenty-five (125) of the RIL's existing instant ticket vending machines, with new, on-line enabled devices, including full services route operation. In the event GTECH's acquisition of Interlott does not close by August 31, 2003, GTECH shall: (x) at no cost to the RIL, provide maintenance with respect to the RIL's existing instant ticket vending machines during calendar year 2004; and
(y) replace by January 1, 2005, and again by January 1, 2015, one hundred twenty-five (125) of the RIL's existing instant ticket vending machines, with new, on-line enabled devices, including full services route operation. The RIL agrees to consider increasing the Deployment of instant ticket vending machines to optimize sales of instant tickets as business conditions permit.

         8.3. Subject to RIL approval in a manner consistent with current RIL policies and procedures, after or in connection with the system replacement described in Section 8.1, and throughout the Term, GTECH shall provide the RIL with an unlimited number of licenses to GTECH's "Lottery Inside(TM)" product and necessary related printers, to accommodate distribution and expansion of the RIL's lottery products, including into various retail locations not presently selling RIL lottery products. In this regard, the parties agree that no on-line lottery agent as of the commencement of the system replacement described in
Section 8.1, shall have its on-line lottery terminal removed and replaced with GTECH's "Lottery Inside(TM)" product (and necessary related printer) absent GTECH's and the RIL's prior mutual written agreement.

         8.4. Subject to RIL approval in a manner consistent with current RIL policies and procedures, GTECH shall provide EIL products and services, as follows:

                  A. GTECH shall provide products, licenses and services necessary to Deploy throughout the State, within twelve (12) months after the Effective Date, up to twenty-five (25) GTECH EIL machines. Such EIL machines will be implemented pursuant to a schedule agreed upon by the parties in writing within sixty (60) days after the Effective Date.

                  B. Within six (6) months after the Deployment of the EIL machines referred to in Section 8.4.A, and the parties will discuss and agree upon the Deployment of additional EIL machines. The number and schedule for Deployment of such additional EIL machines shall be mutually agreed upon by the parties.

         8.5. Subject to RIL approval in a manner consistent with current RIL policies and procedures, GTECH shall provide products, licenses and services necessary to implement GTECH's "E-scratch(TM)" game and other mutually agreed-upon new games, to the extent permissible under applicable law.

         8.6. GTECH shall provide licenses and services necessary to maintain an optimal mix of monitor games on the RIL's Keno Terminals, including presentation of a new monitor game for possible implementation every twenty-four months after the Effective Date, or more frequently if mutually agreed by the RIL and GTECH.

9.   REPLACEMENT OF THE VLCC SYSTEM

By January 1, 2010, GTECH shall replace the "VLCC System" (as that term is defined in the Video Lottery Agreement) provided by GTECH pursuant to the Video Lottery Agreement in a manner consistent with the then-operating VLCC System.

10.  VIDEO LOTTERY TERMINALS AND OTHER GAMING MACHINES

         10.1. The parties acknowledge that, of the approximately two thousand nine hundred forty-eight (2,948) Video Lottery Terminals currently Deployed by the RIL, GTECH has provided approximately eight hundred sixty (860) of such Video Lottery Terminals. Within six months of the Effective Date, GTECH shall replace at least one-half of such Video Lottery Terminals with new Video Lottery Terminals, and the remainder of such eight hundred sixty (860) Video Lottery Terminals shall be replaced within one year of the Effective Date, and in each case, the Video Lottery Terminals shall be replaced with Video Lottery Terminals provided by GTECH from a new source obtained by GTECH through acquisition, contract or otherwise.

         10.2. The Rhode Island Lottery Commission has recently approved the Deployment of one thousand eight hundred twenty-five (1,825) additional Video Lottery Terminals, eight hundred fourteen (814) of which have been allocated among suppliers, and four hundred seventy (470) of the eight hundred fourteen
(814) of which have already been Deployed (and thus are included in the two thousand nine hundred forty-eight (2,948) described as Deployed in Section 10.1). GTECH shall provide, and the RIL shall obtain from GTECH and Deploy, at least one thousand (1,000) of the aforementioned one thousand eight hundred twenty-five Video Lottery Terminals recently approved for Deployment. GTECH shall always have the right to provide and, upon the Deployment of the one thousand (1,000) Video Lottery Terminals provided by GTECH as described in the prior sentence, the RIL shall continue to Deploy, at least one thousand eight hundred sixty (1,860) Video Lottery Terminals provided by GTECH, subject only to Sections 10.4 and 10.8.

         10.3. During the Evaluation Period in each calendar year of the Term, the RIL shall evaluate the Deployed Video Lottery Terminals provided by GTECH and determine GTECH's Efficiency Rating. The RIL shall inform GTECH of its Efficiency Rating in writing, and shall provide to GTECH all information used to calculate such Efficiency Rating. If market conditions change such that there are fewer than four suppliers of Video Lottery Terminals supplying Video Lottery Terminals to the RIL, then, notwithstanding any provisions of Sections 10.4 and/or 10.5.A to the contrary, the current Efficiency Rating threshold (i.e., 97%) below which a suppliers allocation of Video Lottery Terminals may be changed by the RIL will not apply, and such threshold will be negotiated to a mutually agreeable rating based upon then-existing market conditions.

         10.4. Beginning with the calendar year 2008, and for each calendar year of the Term thereafter, if GTECH's Efficiency Rating calculated over the Evaluation Period in such calendar year is less than ninety-seven percent (97%), then the RIL may, in April of such calendar year, reallocate Video Lottery Terminals among suppliers such that the number of Video Lottery Terminals provided by GTECH at that time is reduced by up to fifteen percent (15%) of such number. For the avoidance of doubt, no reduction in the number of Video Lottery Terminals provided by GTECH shall be made prior to April of 2008, and no reduction thereafter shall be greater than fifteen percent (15%) in any one calendar year. Nothing contained in this Section 10.4 shall limit the RIL's ability to increase the number of Video Lottery Terminals pursuant to its annual determination of Supplier Efficiency Ratings and reallocation of Video Lottery Terminals based thereon.

         10.5.    Subsequently-Approved VLTs and Tests of VLTs from New
Suppliers

                  A. Subject to Sections 10.2 and 10.8, with respect to Video Lottery Terminals approved for Deployment by the Rhode Island Lottery Commission after the Effective Date (i.e., that are in addition to the four thousand three hundred three (4,303) Video Lottery Terminals approved for Deployment as of the Effective Date ("Subsequently-Approved VLTs"), after the Effective Date and throughout the Term, the RIL shall obtain from GTECH at least fifty-percent (50%) of such Subsequently-Approved VLTs, and the RIL shall thereupon Deploy such Subsequently-Approved VLTs obtained from GTECH; provided however, that, after the RIL has continuously Deployed at least one thousand eight hundred sixty (1,860) Video Lottery Terminals provided by GTECH for thirty (30) months (counting all Video Lottery Terminals provided by GTECH), subject to Sections 10.2 and 10.8, if GTECH's most recent Efficiency Rating is then or in any period thereafter less than ninety-seven percent (97%), then, during such period (and only during such period), the RIL shall not be bound to allocate to GTECH a certain minimum percentage of Subsequently-Approved VLTs from among those that the RIL obtains and Deploys, but may determine in its absolute discretion the percentage of Subsequently-Approved VLTs (if any) that the RIL shall obtain from GTECH and Deploy. For the avoidance of doubt, and subject to Sections 10.2 and 10.8, during all periods within the Term that GTECH's most recent Efficiency Rating is ninety-seven percent (97%) or greater, the RIL shall obtain from GTECH at least fifty-percent (50%) of all Subsequently-Approved VLTs, and the RIL shall thereupon Deploy such Subsequently-approved VLTs obtained from GTECH.

                  B. The RIL shall be entitled to test Video Lottery Terminals provided by suppliers other than suppliers that supply Video Lottery Terminals to the RIL as of the Effective Date ("New Suppliers"), notwithstanding any provision in this Section 10 that would preclude such testing, provided:

                  i. No more than one hundred (100) of such Video Lottery Terminals to be tested ("Test VLTs") are tested at any one time;

                  ii. No more than one hundred (100) Test VLTs, in the aggregate (regardless of the number of New Suppliers providing Test
         VLTs), are tested over the course of each year after the Effective
         Date;

                  iii. The Deployment of each New Supplier's Test VLTs ends within six (6) months of the Deployment for testing of the first of such New Supplier's Test VLTs; and

                  iv. Such Test VLTs do not diminish the number of Video Lottery Terminals that the RIL is obligated to obtain and Deploy from GTECH pursuant to this Section 10 (it being understood that Test VLTs shall not be counted when determining a percentage of VLTs to be obtained from GTECH pursuant to this Section 10).

         10.6. To the extent the RIL (which, pursuant to Section 20.6 includes any successor in interest to the RIL) obtains or agrees to obtain any "Other Gaming Machines" (as that term is defined hereinbelow), the RIL shall obtain from GTECH and thereafter Deploy, and GTECH shall provide, at least fifty percent (50%) of such Other Gaming Machines. For purposes of this Agreement, "Other Gaming Machine" is defined as an electronic computerized game machine other than a Video Lottery Terminal that, upon the insertion of coins, cash, tokens or other item constituting consideration, is available to play a game in which the player may receive (i) free games or credits that can be redeemed for cash, (ii) coins or tokens (directly dispensed from the machine) that can be redeemed for cash, and/or (iii) cash directly dispensed from the machine.

         10.7. If any department, commission, agency or other body of the State other than the RIL, or any other governmental entity, is given the authority to procure, authorize or license the procurement of Other Gaming Machines and, as a result of the competition to Video Lottery Games from the games offered via such Other Gaming Machines, the sum of the Net Terminal Incomes of all Video Lottery Machines Deployed by the RIL over any twelve-month period is (i) ninety percent (90%) or less of the Net Terminal Income of all Video Lottery Machines Deployed by the RIL over the corresponding twelve-month period one year prior (such prior twelve month period referred to as the "Base Period"), and (ii) less than Five Hundred Million

Dollars ($500,000,000), then, until such time (if ever) that Net Terminal Income of all Video Lottery Machines Deployed by the RIL over a subsequent corresponding twelve-month period is (x) more than ninety percent (90%) of the Net Terminal Income of all Video Lottery Machines Deployed by the RIL during the Base Period, or (y) Five Hundred Million Dollars ($500,000,000) or more, GTECH shall be released from its obligations (to the extent then unperformed and/or performance has not become due) under Sections 6, 8 and 9 of this Agreement and pursuant to the amendment to the Online Lottery Agreement effected by Section
11.3 of this Agreement.

         10.8. The RIL shall give GTECH written notice(s) of the date(s) GTECH is to deliver to the RIL Video Lottery Terminals to be Deployed (a "VLT Notice"). Such VLT Notice(s) shall be given at least one hundred eighty (180) days prior to the date the RIL requires the Video Lottery Terminal(s) to be delivered by GTECH; provided however, that the RIL shall not give GTECH any such VLT Notice(s) until the RIL has identified the location(s) at which such Video Lottery Terminal(s) will be Deployed and has ascertained that such location(s) will be ready to accommodate the Deployment of Video Lottery Terminal(s) within the one hundred eighty (180) days after the giving of the VLT Notice. With respect to each VLT Notice, if GTECH notifies the RIL in writing that it cannot deliver the Video Lottery Terminals required by the RIL as set forth in the VLT Notice, or if GTECH fails to deliver the Video Lottery Terminals required by the RIL within the time set forth in the VLT Notice (i.e., at least 180 days after the date the VLT Notice is given), or such later date as the RIL may, in its discretion, thereafter specify in writing, then the RIL may, in its discretion and notwithstanding the provisions of Sections 10.2 and 10.5.A, obtain the Video Lottery Terminals specified in the VLT Notice from a supplier other than GTECH. The RIL's right to procure Video Lottery Terminals specified in a VLT Notice from a supplier other than GTECH pursuant to the preceding sentence shall be effective only with respect to the Video Lottery Terminals that were specified in such VLT Notice, and shall not otherwise operate to relieve the RIL from its obligations under Sections 10.2 and 10.5.A, all of which shall remain in effect.

11.  AMENDMENTS TO THE ON-LINE LOTTERY AGREEMENT

         11.1. Section 2(a)(i) of the On-Line Lottery Agreement is hereby amended such that (i) its "Term" (as that term is used in the On-Line Lottery Agreement) expires on the last day of the "Term" (as that term is defined in this Agreement), and (ii) the last two sentences of Section 2(a)(i) -- which provided for extension options -- are deleted.

         11.2. Sections 2(a)(ii) and 2(a)(iii) of the On-Line Lottery Agreement are hereby deleted in their entirety and replaced with the following as new Section 2(a)(ii):

         During each year of the Term hereof, to the extent cumulative "Total Lottery Sales" (as hereinbelow defined) during the year fall within one or more of the traunches set forth in the matrix below, the Total Lottery Sales within each traunch shall be multiplied by the corresponding percentage and the resulting products shall be summed. The Lottery shall pay GTECH such sum as compensation for the goods and services provided by GTECH hereunder. "Total Lottery Sales" means "Gross Sales" plus "Total Instant Ticket Sales," where "Gross Sales" means the value in dollars of all on-line lottery tickets (including

         Keno and EIL, but not including Video Lottery Games) sold or otherwise issued by the Lottery, less the value in dollars of cancelled on-line lottery sale transactions, and "Total Instant Ticket Sales" means the value in dollars of all instant lottery tickets sold or otherwise issued by the Lottery (regardless of the means of distribution), less the value in dollars of all canceled sale transactions. Thus, and for the avoidance of doubt, "Total Lottery Sales" shall be the value in dollars of all sales of all wagering products by the RIL other than sales of Video Lottery Games, less the value in dollars of cancellations of sales by the RIL of wagering products (other than cancellations of sales of Video Lottery Games). For purposes of this Agreement, a "year" shall mean an "Agreement Year" as that term is defined in the Master Contract executed by the parties in 2003 that (among other things) effected various amendments to this Agreement.

------------------------------------------------------------------------
TOTAL LOTTERY SALES IN THE YEAR                          PERCENT THEREOF
------------------------------------------------------------------------
0 - $275 Million                                             5.00%
------------------------------------------------------------------------
Over $275 Million - $400 Million                             1.00%
------------------------------------------------------------------------
Over $400 Million                                            5.00%
------------------------------------------------------------------------

         GTECH shall be paid on a monthly basis. The RIL shall pay GTECH the amounts due hereunder on a calendar month basis with respect to each month (or partial month of the Term), and within fifteen (15) days of the end of each calendar month (or partial calendar month).

         For example, if during a certain month of the year, Total Lottery Sales are $25 Million, and such $25 Million in Total Lottery Sales results in cumulative Total Lottery Sales for the applicable year increasing from $270 Million to $295 Million, the compensation due to GTECH for such month would be $450,000, calculated as follows:

         $5,000,000 x 5.00% = $250,000; plus
         $20,000,000 x 1.00% = $200,000;
         Equals: $450,000

         All payments made shall be paid by electronic funds transfer to the bank and GTECH bank account of which the RIL is notified in writing by GTECH.

         11.3. Pursuant to Section 2(b) of the On-Line Lottery Agreement, GTECH agreed to provide Four Hundred (400) Player ExpressTM units (the "Player Express Units") to the RIL, which the parties agree have a contract value of One Million Three Hundred Thousand Dollars ($1,300,000). The Lottery hereby releases GTECH from its obligation to provide the Player Express Units to the Lottery and GTECH hereby agrees to provide the following goods and services to the RIL in consideration of such release:

                  A. GTECH shall deliver Six Hundred (600) Express Point Ticket Checkers, which the parties agree have a contract value of Six Hundred Thirty-nine Thousand Dollars ($639,000), to the RIL on or before November 30, 2003; and

                  B. The RIL and GTECH shall mutually agree on additional substitute goods and services having a contract value of Six Hundred Sixty-one Thousand Dollars ($661,000) that GTECH shall deliver to the RIL.

         11.4. Section 2.3.2 ("Contract Term") of the "RFP" (as that term is defined in the On-Line Lottery Agreement), and any addenda and answers by the RIL to bidders' questions pertaining to such Section of the RFP, and any responses of GTECH to such Section of the RFP contained in GTECH's "Proposal" (as defined in the On-Line Lottery Agreement), to the extent they are incorporated by reference in the On-Line Lottery Agreement, are hereby deleted and of no force or effect.

         11.5. Section 2.3.3 of the RFP ("Contract Termination, Cancellation"), incorporated by reference in the On-Line Lottery Agreement is hereby deleted and replaced with the following:

         The Lottery may terminate this Contract only in the event of:

                  (i)  intentional fraud on the part of the Contractor, or

                  (ii) intentional and serious misconduct on the part of the Contractor that causes Total Lottery Sales over any three-month period of the Term to be less than twenty-five percent (25%) of Total Lottery Sales over the corresponding three-month period in the prior calendar year.

         For purposes of this Section 2.3.3, intentional and serious misconduct on the part of the Contractor shall not be presumed solely because Total Lottery Sales over any three-month period of the Term is less than twenty-five percent (25%) of Total Lottery Sales over the corresponding three-month period in the prior calendar year.

         11.6. Any addenda and answers by the RIL to bidders' questions pertaining to Section 2.3.3 of the RFP, and any responses of GTECH to such Section of the RFP contained in GTECH's "Proposal" (as defined in the On-Line Lottery Agreement"), to the extent they are incorporated by reference in the On-Line Lottery Agreement, are hereby deleted and of no force or effect.

         11.7. The parties agree that, effective as of the later of May 1, 2003 and the Effective Date, the limit of the errors and omissions insurance policy that GTECH is required to maintain pursuant to Section 2.3.7.3 of the RFP shall be amended to be not less than Fifteen Million Dollars ($15,000,000).

         11.8. Except as amended pursuant to this Agreement, the On-Line Lottery Agreement shall remain in full force and effect, enforceable by the parties in accordance with its terms.

12.  AMENDMENTS TO THE VIDEO LOTTERY AGREEMENT

The Video Lottery Agreement is hereby amended as follows:

         12.1. The definition of "CCSP Fee" set forth in Section 1.2 of the Video Lottery Agreement is deleted in its entirety and replaced with the following:

         "CCSP Fee" shall mean the amount calculated as follows:

         During each year of the Term hereof, to the extent cumulative "Total Net Terminal Income" (as hereinbelow defined) during the year falls within one or more of the traunches set forth in the matrix below, the Total Net Terminal Income within each traunch shall be multiplied by the corresponding percentage and the resulting products shall be summed. Such sum shall be the CCSP Fee. For purposes of this Agreement, a "year" shall mean an "Agreement Year," as that term is defined in the Master Contract executed by the parties in 2003 that (among other things) effected various amendments to this Agreement. "Total Net Terminal Income" means the sum of the "Net Terminal Income," as that term is defined in the Master Contract described in the prior sentence) of all Video Lottery Terminals Deployed, whether or not provided by GTECH.

--------------------------------------------------------------------------
TOTAL NET TERMINAL INCOME FOR THE YEAR                     PERCENT THEREOF
--------------------------------------------------------------------------
0 - $500 Million                                                2.50%
--------------------------------------------------------------------------
Over $500 Million - $1 Billion                                  1.00%
--------------------------------------------------------------------------
Over $1 Billion                                                 2.50%
--------------------------------------------------------------------------

         During the Term, the RIL shall pay GTECH the CCSP Fee as soon as practicable but no less frequently than once a week.

         For example, if during a certain week of the year, Total Net Terminal Income for such week is $25 Million, and such $25 Million in Total Net Terminal Income results in cumulative Total Net Terminal income for the applicable year increasing from $490 Million to $515 Million, the compensation due to GTECH for such week would be $650,000, calculated as follows:

         $10,000,000 x 5.00% = $500,000; plus
         $15,000,000 x 1.00% = $150,000;
         Equals: $650,000

         All payments made shall be paid by electronic funds transfer to the bank and GTECH bank account of which the RIL is notified in writing by GTECH.

         12.2. The definition of "Expiration Date" set forth in Section 1.2 of the Video Lottery Agreement shall mean the last day of the "Term," as that term is defined in this Agreement;

         12.3. The definition of "Term" set forth in Section 1.2 of the Video Lottery Agreement is deleted in its entirety and replaced with the following:
"Term" shall mean the period
commencing on the Startup Date and ending on the Expiration Date.

         12.4. Section 5 of the Video Lottery Agreement is deleted in its entirety.

         12.5. Section 6.2 of the Video Lottery Agreement (that provided for certain options to extend the term of the Video Lottery Agreement) is deleted in its entirety.

         12.6. Section 7.1 of the Video Lottery Agreement is deleted in its entirety and replaced with the following:.

         The RIL may terminate this Agreement only in the event of:

                  (i)  intentional fraud on the part of GTECH, or

                  (ii) intentional and serious misconduct on the part of GTECH that causes Total Net Terminal Income over any three-month period of the Term to be less than twenty-five percent (25%) of Total Net Terminal Income over the corresponding three-month period in the prior calendar year.

         For purposes of this Section 7.1, intentional and serious misconduct on the part of GTECH shall not be presumed solely because Total Net Terminal Income over any three-month period of the Term is less than twenty-five percent (25%) of Total Net Terminal Income over the corresponding three-month period in the prior calendar year.

         12.7. Section 4.A of the "RFP&Q" (as that term is defined in the Video Lottery Agreement), and any addenda and answers by the RIL to bidders' questions pertaining to such Section in the RFP, and any responses of GTECH to such Section of the RFP contained in GTECH's "Proposal" (as that term is defined in the Video Lottery Agreement), to the extent they are incorporated by reference in the Video Lottery Agreement, are hereby deleted in their entirety and replaced with the following:

         The CCSP shall be responsible for payment of all costs incurred by the CCSP during the term of this Contract that are associated with the CCSP's performance hereunder, including costs associated with CCSP's obligations under this Contract: (i) with respect to start-up, (ii) to provide improvements and/or additions to hardware, software and/or other equipment, (iii) resulting from the CCSP's obligations hereunder with respect to the expansion of the current VLT program, (iv) as otherwise defined in the RFP; (v) as otherwise defined in any Rhode Island Statute in force as of April 1, 2003; (vi) as otherwise defined in the Rhode Island Lottery Rules and Regulations relating to the operation and maintenance of the VLCC system in force as of April 1, 2003.

         12.8. Sections 4.D and E of the "RFP&Q" (as that term is defined in the Video Lottery Agreement), and any addenda and answers by the RIL to bidders' questions pertaining to such Sections of the RFP, and any responses of GTECH to such Sections of the RFP contained in GTECH's "Proposal" (as that term is defined in the Video Lottery Agreement), to the extent they are incorporated by reference in the Video Lottery Agreement, are hereby deleted and of no force or effect.

         12.9. Except as amended pursuant to this Agreement, the Video Lottery Agreement shall remain in full force and effect, enforceable by the parties in accordance with its terms.

13. AMENDMENTS TO THE VLT AGREEMENT

The VLT Agreement is hereby amended as follows:

         13.1. The following words and numbers appearing at the top of the first page are hereby deleted in their entirety: "EFFECTIVE DATES: 9/28/00 - 12/31/03."

         13.2. The last two sentences of Section 1 are deleted in their entirety and replaced with the following single sentence: "The Lottery shall evaluate the Technology Provider over the first thirteen (13) weeks of the calendar year of each year during the term of this Agreement."

         13.3. Section 2 is deleted in its entirety and replace with the following:

         As compensation hereunder, the Technology Provider shall receive compensation determined by reference to the average Net Terminal Income per day of "GTECH VLTs" (as hereinafter defined), as set forth in this section. "GTECH VLTs" means the Video Lottery Terminals provided to the Lottery by the Technology Provider, whether or not manufactured by the Technology Provider.

         During the Term hereof, to the extent cumulative "Total Average Daily Net GTECH-VLT Income" (as hereinbelow defined) for a day falls within one or more of the traunches set forth in the matrix below, the Total Average Daily Net GTECH-VLT Income within each traunch shall be multiplied by the corresponding percentage, and that product shall be multiplied by the number of GTECH VLTs, and the resulting products shall be summed. Such sum shall be the amount due GTECH hereunder (the "GTECH VLT Fee") with respect to such day. "Total Average Daily Net GTECH-VLT Income" for a day, means the sum of the "Net Terminal Income" (as that term is defined in the Master Contract executed by the parties in 2003) of all GTECH VLTs for all days of the week containing the applicable day, divided by the number of GTECH VLTs, and with the resulting quotient divided by seven (7). Accordingly, Total Average Daily Net GTECH-VLT Income shall be calculated at the end of each week, and (because of the above formula) shall be the same for each day of the week.

------------------------------------------------------------------------------
TOTAL AVERAGE DAILY NET GTECH-VLT INCOME
(CALCULATED ON AN AVERAGE WEEKLY BASIS)                        PERCENT THEREOF
------------------------------------------------------------------------------
0 - $325 per day                                                     7.00%
------------------------------------------------------------------------------
Over $325 per day - $500 per day                                     1.00%
------------------------------------------------------------------------------
Over $500 per day                                                    7.00%
------------------------------------------------------------------------------

         During the Term, the Lottery shall pay the Technology Provider the GTECH VLT Fee with respect to each day of the week. Payments shall be made on a weekly basis.

         For example, if there were 2,000 GTECH VLTs deployed, and over a one-week period Net Terminal Income for all such GTECH VLTs totaled $7,700,000, then Total Average Daily Net GTECH-VLT Income for each day of such week would be $550, calculated as follows:

         $7,700,000 / 2,000 / 7 = $550

         Accordingly, and continuing the foregoing example, the GTECH VLT Fee for each day of such week would be $56,000, calculated as follows:

         $325 x 7.00% x 2,000 = $45,500; plus
         $175 x 1.00% x 2,000 = $3,500; plus
         $50 x 7.00% x 2,000 = $7,000;
         Equals: $56,000.

         Accordingly, the GTECH VLT Fee for the entire week would be $56,000 x 7 = $392,000.

         All payments made shall be paid by electronic funds transfer to the bank and the Technology Provider's bank account of which the Lottery is notified in writing by the Technology Provider.

         13.4. Section 3 is deleted in its entirety and replaced with the following:

         The Lottery may terminate this Agreement only (subject to Section 19) in the event of:

                  (i) intentional fraud on the part of the Technology Provider, or

                  (ii) intentional and serious misconduct on the part of the Technology Provider that causes a "Twenty-Five Percent Drop in NTI for GTECH VLTs" (as hereinbelow defined).

         For purposes of this Section 3, (i) intentional and serious misconduct on the part of the Technology Provider shall not be presumed solely because there is a Twenty-Five Percent Drop in NTI for GTECH VLTs, and
         (ii) intentional and serious misconduct on the part of the Technology Provider shall be deemed not to have occurred if, notwithstanding the occurrence of a Twenty-Five Percent Drop in NTI for GTECH VLTs, there is at least a twenty percent (20%) drop in Net Terminal Income of Video Lottery Terminals provided to the Lottery by suppliers other than the Technology Provider over the same three-month period used to determine the occurrence of a Twenty-Five Percent Drop in NTI for GTECH VLTs compared to the corresponding three-month period in the prior calendar year.

         A "Twenty-Five Percent Drop in NTI for GTECH VLTs" has occurred if the total of the Net Terminal Incomes of all GTECH VLTs over any three-month period of the term of this Agreement is less than twenty-five percent (25%) of the total of the Net Terminal

         Income of all GTECH VLTs over the corresponding three-month period in the prior calendar year.

         13.5. Unless earlier terminated in accordance with Section 3 of the VLT Agreement (as replaced pursuant to this Agreement), the term of the VLT Agreement shall continue until the expiration or termination of the Term of this Agreement.

         13.6. The amounts in Section 16 pertaining to player promotions to be developed and executed by the Technology Provider (i.e., GTECH), which presently are $50,000, $6,000 and $24,000, are modified to read, respectively, $58,000, $9,000 and $33,000. Within sixty (60) days after each annual anniversary of the Effective Date, the RIL and GTECH will mutually agree upon increases to these amounts, such increases to be not less than three percent (3%) per year.

         13.7. Sections 4 and 5, and Exhibit A to the VLT Agreement, are deleted in their entirety. Video Lottery Terminals will be reallocated, if at all, in accordance with the provisions of Section 10 of this Agreement.

         13.8. Section 19 is deleted in its entirety and replaced with the following:

         Any violation of law or of the Rules and Regulations of the Lottery Commission by the Technology Provider shall be grounds for limitation, restriction, suspension or revocation of its license and termination of this Agreement, provided the Lottery first has given the Technology Provider written notice of such violation and, within forty-five (45) days after receipt of such notice, the Technology Provider has not (i) cured such failure, in the case of failures susceptible to cure within such forty-five day period, or (ii) in the case of failures not susceptible to cure within such forty-five day period, commenced cure within such forty-five day period, "diligently worked to effect the cure" thereafter, and effected cure within one year after receipt of such notice. For purposes of this Section 19, "diligently worked to effect the cure" means expended all commercially reasonable efforts to effect and complete the cure at the earliest possible time.

         13.9. Except as amended pursuant to this Agreement, the VLT Agreement shall remain in full force and effect, enforceable by the parties in accordance with its terms.

14. USE OF LOTTERY SYSTEM INFRASTRUCTURE; OTHER STATE SERVICES.

During the Term, the RIL will permit GTECH to use, and assist and cooperate with GTECH in its use of the RIL's on-line lottery system infrastructure - i.e., the communications network, the retailer points of sale and terminals located therein and the on-line lottery central system - for the processing of commercial services transactions such as, but not limited to, telephone airtime cards, mobile telephone airtime replenishments and the distribution of other government services beneficial to the State, such use to be pursuant to mutually agreed upon terms and conditions, including the manner in which GTECH and the State will share in the profits of any such endeavor.

15. BREACH BY THE RIL; TERMINATION

         15.1. The occurrence of any of the following shall be a breach of this Agreement on the part of RIL (hereinafter, an "RIL Breach"):

                  A. the breach by the RIL of any provision of this Agreement other than a failure to pay amounts due to GTECH;

                  B. the failure on the part of the RIL to pay when due any amount due GTECH under this Agreement;

                  C.       the termination, revocation, suspension for sixty
         (60) consecutive days (or such longer period as may be agreed to by GTECH) of the RIL's authority and/or ability to offer On-Line Games and/or Video Lottery Games;

                  D. the RIL's ability and/or authority to offer On-Line Games and/or Video Lottery Games is materially adversely affected for sixty (60) consecutive days (or such longer period as may be agreed to by GTECH); and/or

                  E. the authority to offer within and throughout the State lottery games that involve on-line computer processing of the sale transaction is granted to another department, commission, agency or other body of the State, whether or not the RIL retains its authority to offer such lottery games, unless such other department, commission, agency or other body of the State is a successor to the RIL, and maintains an exclusive right to operate On-Line Games and Video Lottery Games for the State, and assumes in writing all of the RIL's obligations hereunder at the time such authority is granted to such other department, commission, agency or other body.

         15.2. GTECH may (but shall not be obligated to) terminate this Agreement immediately by written notice to the RIL, in the event of an RIL Breach of the sort described in Section 15.1.C, D and/or E, and/or in the event of any of the following:

                  A. the breach by the RIL of any provision of this Agreement other than a failure to pay amounts due to GTECH and the subsequent failure on the part of the RIL to cure such breach within thirty (30) days after written notice from GTECH specifying such breach; and

                  B. the failure on the part of the RIL to pay when due any amount due GTECH under this Agreement and the subsequent failure to pay such amount within ten (10) days after written notice from GTECH specifying such failure to pay.

         15.3. In the event of a material breach by the RIL, GTECH shall be entitled to recover its damages, including indirect and consequential damages, and lost profits, but, except as otherwise specifically provided in this Agreement, shall not be entitled to terminate this Agreement.

16. BREACH BY GTECH; TERMINATION

         16.1. The occurrence of any of the following shall be a breach of this Agreement on the part of GTECH (hereinafter a "GTECH Breach"):

                  A. the breach by GTECH of any provision of this Agreement other than a failure to pay amounts due to the RIL;

                  B. the failure on the part of GTECH to pay when due any amount due the RIL under this Agreement;

                  C.       intentional fraud on the part of GTECH, and/or

                  D. intentional and serious misconduct on the part of GTECH that causes "Net Terminal Income" (as defined in the Video Lottery Agreement) and "Gross Sales" (as defined in the On-Line Lottery Agreement) over any three-month period of the Term to be less than twenty-five percent (25%) of Net Terminal Income and Gross Sales, respectively, over the corresponding three-month period in the prior calendar year.

         16.2. The RIL may (but shall not be obligated to) terminate this Agreement immediately by written notice to GTECH, in the event of any of the following:

                  A.       Intentional fraud on the part of GTECH,

                  B. Intentional and serious misconduct on the part of GTECH that causes "Net Terminal Income" (as defined in the Video Lottery Agreement) and "Gross Sales" (as defined in the On-Line Lottery Agreement) over any three-month period of the Term to be less than twenty-five percent (25%) of Net Terminal Income and Gross Sales, respectively, over the corresponding three-month period in the prior calendar year;

                  C.       GTECH fails to comply with its obligations under
         Section 3 and, within thirty (30) days after written notice from the RIL specifying such failure, GTECH fails to bring itself into compliance with Section 3;

                  D. GTECH is required to under the terms of this Agreement and fails to comply with its obligations under Section 6.1, as evidenced by the certifications (or lack thereof) provided to the RIL pursuant to Section 6.2 and, within thirty (30) days after written notice from the RIL specifying such failure, GTECH fails to bring itself into compliance with Sections 6.1 and 6.2; and/or

                  E. GTECH is required to under the terms of this Agreement and fails to comply with its obligations under Section 6.3, as evidenced by the certifications (or lack thereof) provided to the RIL pursuant to Section 6.4 and, within thirty (30) days after written notice from the RIL specifying such failure, GTECH fails to bring itself into compliance with Sections 6.3 and 6.4.

         16.3. In the event the RIL terminates this Agreement pursuant to this Section 16.2, then, notwithstanding anything to the contrary in the On-Line Lottery Agreement, the Video Lottery Agreement and/or the VLT Agreement, the RIL may, by written notice to GTECH, terminate the On-Line Lottery Agreement, the Video Lottery Agreement and/or the VLT Agreement.

         16.4. In the event of a material breach by the GTECH, the RIL shall be entitled to recover its damages, including indirect and consequential damages, and lost profits, but, except as otherwise specifically provided in this Agreement, shall not be entitled to terminate this Agreement.

17. EFFECT OF TERMINATION.

Any termination of this Agreement shall not affect any liability of any of the parties that has accrued prior to the date of termination, including, without limitation, the liability of any party for any default by such party in the performance of its obligations under this Agreement, nor shall it affect the coming into force or continuance in force of any provision of this Agreement which is expressly intended to continue in force on or after such termination.

18. PROPERTY RIGHTS.

         18.1. Property Owned by the RIL; Usufruct. Ownership of all data, materials, and operating reports originating and prepared for the RIL pursuant to any contract resulting from this Agreement shall belong exclusively to the RIL. If for any reason, other than the breach of contract by the RIL, GTECH should lose its ability or refuse to service the contract with the RIL, the RIL shall acquire a usufruct of the source and object programs, the documentation for those programs owned by GTECH in conjunction with the contract and which are necessary to provide such service, the central facility, equipment and all terminals. Said usufruct shall be limited to the right of the RIL to possess and make use of such source programs and documentation solely for the use and benefit of the RIL in maintaining, altering, and improving the operation characteristics of the programs and systems being used by the RIL under the contract. Such usufruct shall be limited in time for the duration of the contract and in scope for programs system, central facility, equipment and all terminals being used by the RIL under the contract. All programs, documentation, instructions, and the like, including modifications or alterations thereof, shall be kept in confidence and shall be returned together with all copies to GTECH when their usufruct purposes have been fulfilled. Except as otherwise provided, the RIL shall acquire no other right or title in and to said source programs, documentation, central facility, equipment or terminals whatsoever.

         18.2.    Property owned by GTECH.

Except as specifically provided in Section 18.1 above:

                  A. All Intellectual Property related to Licensed Product and equipment and other products, services or technology directly or indirectly provided under or in connection with this Agreement at any time during the Term, belong and shall continue to belong exclusively to GTECH. The RIL shall immediately notify GTECH if the RIL ever becomes aware of any impairment or infringement, or imminent threat of impairment or infringement, of GTECH's rights. The RIL shall not take any steps against any alleged infringer unless and until requested to do so in writing by GTECH. The RIL shall, at GTECH's expense, join with GTECH in taking such steps as GTECH may reasonably request to protect GTECH's rights. This Section 18.2 shall without time limitation survive the termination or expiration of this Agreement.

                  B. Title to the Licensed Product and hardware provided hereunder shall not pass to the RIL but shall remain in GTECH. The RIL does not hereunder obtain any license or other interest therein, except as provided in the On-Line Lottery Agreement and/or the Video Lottery Agreement.

         18.3. Indemnification. GTECH shall hold and save harmless the State of Rhode Island, the RIL, their officers, agents and employees from liability of any nature or kind arising out of a claim or suit for or on account of the use of any copyrighted or uncopyrighted composition, trademark, service mark, secure process, patented invention, article or appliance furnished or used in the performance of this Agreement. GTECH agrees to assume the defense of any and all such suits and pay the costs and expenses incidental thereto, subject to the right of the State to provide additional legal counsel at the state's own expense.

19. CONFIDENTIALITY.

         19.1.    Confidentiality.

                  A. As used herein, "Property" means all Confidential Information, formulae, processes, tools, developments, inventions, products and components thereof, and all other commercially valuable things (including without limitation hardware and software) directly or indirectly provided under or in connection with this Agreement. All IPR in or to Property shall remain the exclusive and valuable property of GTECH. The RIL does not hereby or hereunder obtain any license or other proprietary interest in or to Property except as may be specifically granted by GTECH in its sole discretion in writing.

                  B. As used herein, "Confidential Information" means all information (including, without limiting the foregoing, all engineering, programming and other technical and commercial information and know-how) directly or indirectly disclosed by GTECH to the RIL pursuant to or in connection with this Agreement (including, without limiting the foregoing, the Proposal submitted by GTECH to the RIL and any negotiations preceding this Agreement), provided that said information is descriptive of or used or useful in connection with the creation, development, modification, production, testing, maintenance, marketing or other use of Property. "Confidential Information" as defined herein shall not include information which is:

                           (i) widely known to the public or within the computer and/or gaming industries, without any fault of the RIL;

                           (ii) already known to the RIL at the time that said information is disclosed by GTECH to the RIL, provided that said knowledge is documented by records in the RIL's possession predating such disclosure; or

                           (iii) subsequently received by the RIL in good faith from a non-party to this Agreement who has the prior right to make such subsequent disclosure.

                  C. The RIL hereby acknowledges that all Confidential Information is vital to GTECH's business and success. Therefore, the RIL agrees that it shall at all times keep all Confidential Information in the strictest of confidence. The RIL further agrees that it shall never disclose, directly or indirectly, in whole or in part, alone or in conjunction with others, any Confidential Information to anyone, other than to RIL employees with a need to know such Confidential Information for purposes contemplated by this Agreement. The RIL shall at least annually provide said employees with written notices advising them of their obligation to keep such information confidential.

                  D. The RIL further agrees that neither the RIL nor any RIL employee shall in any way (directly or indirectly, in whole or in part, alone or in conjunction with others) disclose, use or copy in any medium any Confidential Information without GTECH's prior specific written authorization. Any authorized reproduction, in whole or in part, in any medium, of documents or other media containing Confidential Information made by the RIL shall bear all copyright, trademark, patent and other proprietary notices appearing on the original.

                  E. The RIL agrees that Confidential Information might be learned through examination of the interior or disassembly of Property, and therefore the RIL agrees that without the prior specific written authorization from GTECH, the RIL shall neither permit the display of the interior of any Property to others nor permit the transfer of possession of any Property to others.

                  F. The RIL shall take all reasonable measures to protect the confidentiality of Confidential Information. Without limiting the foregoing, and in addition to any requirements set forth in this
         Section 19, the RIL shall employ security measures and a degree of care regarding Confidential Information which are at least as protective as those employed by the RIL regarding its own proprietary property and confidential information.

                  G. This Section 19 shall survive the termination or expiration of this Agreement for a ten (10) year period.

20. GENERAL

         20.1. Force Majeure Neither party shall be liable for any delay in performing any obligation hereunder for any cause beyond its reasonable control, including but not limited to strike and labor disputes, accidents, war, invasion, riot, rebellion, civil commotion, insurrection, any act or judgment of any court granted in any legal proceeding, Acts of God such as fire, wind or lightning, explosion, act of government or faults or delays by subcontractors to provide service due to circumstances such as those cited above ("Force Majeure"). This Section 20.1 shall not excuse the failure to pay money.

         20.2. Relationship of Parties. The parties to this Agreement are and will be acting in their individual capacities and not as agents, employees, partners, joint venturers or associates of one another. The employees or agents of one party shall not be deemed or construed to be the employees or agents of the other party for any purpose whatsoever.

         20.3. Scope of the Agreement. This writing, shall constitute the entire agreement between the parties and shall supersede all other prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof. For the avoidance of doubt, except as specifically amended pursuant to this Agreement, the On-Line Lottery Agreement and the Video Lottery Agreement shall continue in full force and effect, enforceable by the parties in accordance with its terms.

         20.4. Amendment. This Agreement shall not be amended except by a writing of subsequent date hereto, executed by duly authorized representatives of the parties hereto.

         20.5.    Assignment.

                  A. This Agreement shall not be assigned by either party without the prior written consent of the other party.

                  B. For purposes of Section 20.5.A, except for a merger of GTECH into its parent company, GTECH Holdings Corporation, (i) a sale or transfer of a direct or indirect equity interest in GTECH constituting a transfer of "control" (as defined below) of GTECH, or
         (ii) a sale of substantially all of the assets of, GTECH, will be deemed an assignment for which the RIL's consent is required; provided however, that in the event of such a transaction requiring the RIL's consent, the RIL shall not withhold its consent unless the acquirer or any of its officers or directors:

                           i. Is then debarred from participating in a procurement by any U.S. Federal department or agency or by any U.S. State;

                           ii. Has, within the three-year period preceding the transaction, been convicted of or had a civil judgment rendered against them for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, State, or local) contract;

                           iii. Has, within a three-year period preceding the transaction, had one or more public (Federal, State, or local) contracts terminated for cause or default; and/or

                           iv. Has, at the time of the transaction, a bond rating by Moody's Investors Services or Standard and Poor's Rating Service below "B".

         For purposes of this Section 20.5, "control" means direct or indirect ownership of more than fifty percent (50%) or more of the shares or other interest entitling the owner to vote for election of the board of directors or similar governing body of the legal entity.

         20.6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and each of their respective successors and permitted assigns.

         20.7. Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any part thereof, or the right of the other party thereafter to enforce each and every provision.

         20.8. Severability. The parties acknowledge that the provisions contained herein (including without limitation any relating to Confidential Information) are required for the reasonable protection of the business interests of the parties. The illegality, invalidity or unenforceability of any provision of this Agreement under any applicable law shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision, and to this end the provisions hereof are declared to be severable.

         20.9. Authorization to Execute Agreement. Both parties warrant that they are authorized to execute and deliver this Agreement and to perform the obligations set forth herein, and the persons executing this Agreement on behalf of such party are authorized to do so.

         20.10. Headings. Section headings of this Agreement are for convenience only and shall neither form a part nor affect the interpretation hereof.

         20.11. Recitals Not Controlling. In the case of any inconsistency between any provision in the recitals of this Agreement set forth before Section 1 and any provision of this Agreement set forth in Section 1 through and including Section 20, the provision set forth in Section 1 through and including
Section 20 shall govern.

        [Remainder of page intentionally blank. Signature page follows.]

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

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first above written.

Rhode Island Lottery                         Rhode Island Lottery Commission

By:_________________________________         By:________________________________

Title:______________________________         Title:_____________________________

GTECH Corporation

By:_________________________________

Title:______________________________

                                       32